Exhibit 10(j)

                              RETIREMENT AGREEMENT


THIS RETIREMENT AGREEMENT (this "Agreement") is signed on December 10, 2004 by and among DNB FINANCIAL CORPORATION ("Corporation"), a Pennsylvania business corporation and bank holding company; DNB FIRST, NATIONAL ASSOCIATION ("Bank"), a national banking association and wholly-owned subsidiary of the Corporation (as used in this Agreement, the term "Company" shall refer both individually and collectively to the Corporation and the Bank); and HENRY F. THORNE, an adult individual and resident of Delaware County, Pennsylvania ("Executive"). This Agreement is intended to be effective immediately after 5:00 p.m. prevailing Eastern time on December 17, 2004 (the "Effective Date") in accordance with
Section 17 of this Agreement.

                                   Background:

A. Executive and Company are parties to that certain Employment Agreement dated December 31, 1996 (the "1996 Employment Agreement").

B. The 1996 Employment Agreement has been amended once, pursuant to a certain First Amendment to Employment Agreement dated as of December 23, 2003 (the "Employment Agreement Amendment"). The 1996 Employment Agreement, as amended by the Employment Agreement Amendment is sometimes referred to in this Agreement as the "Executive Employment Agreement."

C. Executive and Company are parties to a certain Retirement and Death Benefit Agreement dates as of December 23, 2003, providing for certain death benefits, retirement benefits and other benefits for Executive and his beneficiaries (the "SERP").

D. Executive holds existing options to purchase 14,889 shares of Corporation stock pursuant to stock options heretofore granted to Executive from time to time (the "Existing Stock Options") pursuant to written agreements between Executive and Company with respect thereto (the "Stock Option Agreements").

E. Executive and Company have agreed upon terms for Executive's retirement on the Effective Date from his current positions with the Company, and a scheduled early retirement from his remaining employment with the Company at the close of business on June 20, 2006 (the "Retirement Date").

F. The Company and the Executive wish to set forth in this document the benefits to which the Executive is entitled and other agreements applicable to the Executive.

G. This Agreement terminates and replaces the Executive Employment Agreement except as provided herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:



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1. Press Release. The Executive's retirement will be announced on or immediately after the Effective Date, in a press release in the form set forth in Exhibit A, which press release the Executive and Company each hereby approves.

2. Resignations; Appointment; Retirement; No Unemployment Benefits.

(a) Executive hereby irrevocably tenders his resignation as President and Chief Executive Officer of the Corporation and the Bank and as director of the Bank, effective on the Effective Date, and the Company hereby accepts such resignations.

(b) The Corporation hereby confirms to Executive that the Corporation's Board of Directors has elected Executive to the position of Vice Chairman of the Corporation, in which capacity the Executive shall continue as an employee of the Corporation until June 20, 2005.

(c) Executive hereby irrevocably tenders his resignation as director and Vice Chairman of the Corporation, effective as of the close of business on June 20, 2005, and the Company hereby accepts such resignations.

(d) Company and Executive agree that Executive shall continue to be employed by the Bank as a Vice President from June 20, 2005 to June 20, 2006.

(e) No break in service shall occur because of the foregoing.

(f) The Executive agrees not to apply for unemployment compensation benefits as a result of any of the resignations, transactions or other matters referred to or set forth in this Agreement.

(g) During the remaining period of his employment, Executive shall be responsible for using his best efforts to assist the Company at its request, in such manner and at such times as Company may reasonably request, in (A) prior to June 20, 2005, (i) transitioning to the Company's new leadership, (ii) providing services to key customers of the Company, and (iii) otherwise pursuing the Company's mission and business strategies; and (B) from June 20, 2005 to June 20, 2006, assisting with customer and public relations.

3. Termination of Executive Employment Agreement. The Executive Employment Agreement is hereby terminated absolutely and irrevocably, except for its requirement that the Company pay the "Severance" thereunder as more fully described in Section 7 of this Agreement. Company represents to Executive that
(i) no "Change of Control" (as that term is defined in the Executive Employment Agreement) has occurred and (ii) Company is not entering into this Agreement with an intent, in whole or part, to avoid an obligation to pay any additional severance that might be payable under the Executive Employment Agreement upon a "Change of Control" (as defined therein).

4. Salary and Employment Prior to Retirement Date. Company agrees to pay Executive salary for his performance of services in his new capacities for the period from the Effective Date through December 31, 2004 at his current salary, and from January 1, 2005 through the

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Retirement Date at a rate of $3,000.00 per month, payable at the times and in the manner salary is generally paid by the Company from time to time. Company acknowledges and agrees that this salary shall be eligible for matching under the Company's 401(k) plan and that Executive will be eligible for this match each quarter during 2005 and the first quarter of 2006, provided he remains employed with the Company during each respective entire quarter. The foregoing salary payments shall not be terminated or reduced due to Executive's death or disability. This agreement to pay salary is conditioned upon Executive's compliance with the terms of this Agreement. The Company may only terminate its obligation to pay this salary if Executive resigns from employment with the Company.

5. Certain Employment Related Benefits. The following agreements to provide benefits to Executive are conditioned upon Executive's compliance with the terms of this Agreement.

(a) Executive shall be entitled to a bonus of not less than $20,000 related to his services in 2004, to be paid by the Company in 2005 at the time that it pays bonuses to any other executive officer, but in any event payable on or prior to the Retirement Date. Executive shall not be entitled to any future bonus related to his services in 2005 or 2006.

(b) During the period of Executive's employment hereafter, the Company will provide the Executive with an office and telephone, and secretarial services to assist him in his services for the Company.

(c) Until June 18, 2008, the Company will provide to Executive and his spouse and the survivor of them, at the Company's expense, health and medical benefits with coverages and other terms substantially as presently provided to Executive and his spouse; provided, however, that the Company shall be solely responsible for determining whether to provide such coverages pursuant to the Company plan made available to other employees generally, or pursuant to a separate policy or plan covering Executive and his spouse. In the event that the Company elects to provide coverage pursuant to the Company's then available plan, such coverage and other available terms will be subject to any changes in coverage and terms made generally applicable to the Company's other executive officers during such periods. In the event that the Company elects to provide such benefits pursuant to a separate policy or plan covering Executive and his spouse, the Company shall provide coverage and other terms (to the extent reasonably available) substantially comparable to those presently provided to Executive and his spouse. Executive and his spouse shall be solely responsible for any taxes they may incur by virtue of receiving any such benefits after the Retirement Date. Executive acknowledges that his right to continuation coverage under the federal COBRA law shall commence on the Retirement Date.

(d) Use of vacation, vacation carryover if any, and payment for unused vacation if any, shall be accorded Executive until the Retirement Date on the Company's standard terms.

(e) The Company will not be obligated to provide any club memberships after June 20, 2005. Any club memberships heretofore provided by the Company shall remain the property of the Company notwithstanding the name in which the membership is carried, and any refund of membership fees shall be the property of the Company.

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(f) No modifications have been or are being made to the SERP, which shall remain in full force and effect hereafter according to its terms.

6. Stock Options.

(a) Executive's retirement on the Retirement Date shall be deemed a retirement for purposes of the Stock Option Agreements and hence such options may be exercised at any time during the period originally provided in each Stock Option Agreement.

(b) Company will not be granting Executive additional Stock Options.

7. Severance. The Company and Executive acknowledge and agree that the resignations of Executive provided for in this Agreement entitle the Executive, as of the Effective Date, to severance in the aggregate amount of $207,428 (the "Severance") under the Executive Employment Agreement, irrespective of the provisions of this Agreement. The Severance shall be payable on the terms and at the times provided in the Executive Employment Agreement, unless Executive elects to receive it in a single lump sum on an earlier date and if he so elects it shall be payable when he notifies Company of his election. The Severance is not subject to matching under the Company's 401(k) plan. Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise.

8. Adverse Activities.

(a) Prior to June 20, 2008, neither Executive nor any member of his immediate family will, directly or indirectly, (A) engage or participate in any proxy contest (whether involving election of directors of the Corporation or otherwise), (B) speak publicly or assist others (i) against any proposal made by management of the Company for approval by shareholders, or (ii) in favor of any proposal made by any shareholder that is not affirmatively supported by management of the Company, or (C) make any disparaging remarks about the Corporation, the Bank, any of their corporate affiliates, or any director, officer, employee or agent of any of them. Nothing in this Agreement shall be deemed to restrict Executive's right to vote, tender or sell any of his stock in the Corporation ("Shares") at his discretion; provided, however, that prior to offering for sale any Shares, Executive shall first notify the Corporation in writing of his intention to sell and the number of shares and proposed sale price and give the Corporation or its nominee the right, within two (2) market days thereafter, to buy those Shares at the mean of the bid and asked price for the Shares on the most recent trading day prior to the Corporation's receipt of such notice. If the Corporation or its nominee does not agree to buy those Shares at such price within two (2) market days after receiving such notice, Executive shall be free to offer and sell those Shares to others.

(b) The Company shall not make any disparaging remarks about the Executive.

(c) The employees of the Company have been recruited and trained by the Company at considerable expense to the Company, and the customers of the Company have been established at considerable expense to the Company. Accordingly, Executive covenants that, until June 20, 2008, Executive will not (i) knowingly employ or solicit for employment, or directly or

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indirectly assist any other person or organization in employing or soliciting for employment (herein, a "Solicitation") any employee of Corporation, Bank or any of their corporate affiliates, except (1) an employee whose employment with the Company has terminated prior to any Solicitation, or (2) after obtaining the prior written consent of the Chief Executive Officer of the Corporation; or (ii) knowingly solicit or assist a third party in soliciting any customer of the Bank or the Corporation or any of their subsidiaries to do business with a competitor of the Corporation or the Bank or any of their subsidiaries. Prior to the Retirement Date, Executive shall refer to the Bank's President all inquiries from prospective employers to whom a Company employee has submitted a job application ("Inquiries"). After the Retirement Date, Executive shall be entitled to respond to Inquiries in his individual capacity, but not on behalf of the Company.

9. Noncompete Covenant.

(a) For the period ending June 20, 2008, Executive shall not, directly or indirectly, within the marketing area of the Bank, which is defined as Chester County, Pennsylvania and any additional areas within 5 miles of any current bank office or branch, enter into or engage, or assist any other person in engaging, in direct or indirect competition with the Bank, the Corporation or any corporate affiliate of either of them in providing banking, insurance, securities or other financial services, either as an individual on his own, or as a partner or joint venturer, director, officer, shareholder, employee, agent, independent contractor, consultant or any other capacity. Company agrees that the provision by Executive of services, at any location, to a person or organization that does not compete directly with the Bank or the Corporation or any subsidiary of either of them, will not violate the foregoing covenant. The existence of any immaterial claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant. Any breach by the Executive of the restrictions set forth in this Section will result in irreparable injury to the Company for which it shall have no adequate remedy at law and the Company shall be entitled to injunctive relief in order to enforce the provisions hereof. In the event that this Section shall be determined to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined by the applicable decisional authority to be reasonable.

(b) In cases where Executive is in doubt whether a proposed activity would violate the covenants in this Agreement, the Company agrees, promptly upon request of the Executive if provided by the Executive with such relevant information as the Company may reasonably request, to provide Executive in writing with the Company's position on (i) whether the proposed activity would violate any of the covenants in this Agreement and, (ii) if the Company believes the proposed activity would violate this Agreement, whether the Company will nevertheless consent to such proposed activity and if so under what conditions.

10. Confidentiality; Proprietary Information. Names and addresses of customers of the Corporation and the Bank and of customers of each of their corporate affiliates and of each third party with whom any of them has any contractual relationship (collectively "Customers"), and any and all other nonpublic information concerning the Corporation, the Bank, any of their

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corporate affiliates and each third party with whom any of them has any contractual relationship are and shall remain confidential and the sole property of the Company as its interests may appear (herein, "Confidential and Proprietary Information") and Executive will use Confidential and Proprietary Information solely for the benefit of the Company and for purposes for which the Information was disclosed to the Executive. The Executive agrees that Executive shall not, during or at any time after employment by the Company, use or disclose to anyone, or permit or facilitate the disclosure by any third party of, directly or indirectly, any of the Confidential and Proprietary Information except as expressly authorized in writing by the Company. Notwithstanding the foregoing, Executive shall not be prohibited from disclosing Confidential and Proprietary Information pursuant to court order, lawful subpoena or regulatory agency request, but Executive shall have given Company the maximum prior written notice practicable under the circumstances, identifying the information to be disclosed and the order, subpoena or regulatory request pursuant to which he is obligated to make the disclosure, and Corporation shall have an opportunity to intervene to protect Corporation's rights. As soon as practicable upon the request of the Company but in any event no later than the Retirement Date, the Executive shall turn over to the Company the originals and all copies of all tangible, electronic and other data and documentation relating to or evidencing or containing any Confidential and Proprietary Information. The provisions of this Section are independent covenants and shall survive the termination, expiration or modification of this Agreement.

11. Payments Conditional. All payments and benefits to Executive under this Agreement are conditional upon a strict compliance with Executive's obligations under this Agreement.

12. Release by Executive. The Executive, for himself and his personal representatives and heirs, hereby releases and forever discharges the Corporation and the Bank and all of their respective affiliated entities, directors, officers, employees, shareholders, consultants, agents, accounting firms, law firms, and each of the members thereof (in both their individual and official capacities) from all claims or causes of action of any nature whatsoever, known or unknown, based on any fact, circumstance, act, omission or event occurring or existing at or prior to the execution of this Agreement (except as hereafter specifically provided) including, but not limited to, claims which Executive may have based on or relating to his employment with the Company or the termination of that employment, except as hereafter specifically provided. This includes, but is not limited to, a release of any defamation claims and a release of any rights or claims which Executive may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Vocational Rehabilitation Act of 1973, which prohibits discrimination against handicapped persons, the Pennsylvania Human Relations Act, or any other federal, state or local laws or regulations prohibiting employment discrimination. Executive also intends to release Company for any claim for wrongful discharge, any claim that Company dealt with him unfairly or any other claims arising under common law which relate, in any way, to his employment with Company or the termination thereof, including, but not limited to, any defamation or other cause of action of any nature whatsoever (whether or not similar to a defamation action). This Release covers claims that Executive knows about, and those that he may not know about, up through the

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date of this Release. This Release does not cover any claim that Executive may make related to: (a) this Agreement; (b) any retirement or other employee benefit plan maintained by the Company in which the Executive participates; (c) the SERP; (d) any of the Stock Option Agreements; (e) any claim for indemnification against the Corporation or the Bank.

13. Release by Company. The Corporation and the Bank, for themselves and their successors, hereby release and forever discharge the Executive from any and all claims or causes of action, known or unknown, based on any fact, circumstance, act, omission, or event occurring or existing at or prior to the execution of this Agreement, including any defamation claims, except as hereafter specifically provided. This release does not cover any claim that the Corporation or the Bank may make under any the following: This Release does not cover any claim that Corporation or Bank or their corporate affiliates may hereafter make related to: (a) this Agreement; (b) any retirement or other employee benefit plan maintained by the Company in which the Executive participates; (c) the SERP; (d) any of the Stock Option Agreements; or (e) any past, present or future criminal action or regulatory violation by the Executive, or any other matter as to which the Corporation or the Bank is not required to indemnify the Executive under its or their articles of incorporation, bylaws or applicable law or regulations.

14. Law Suits. Both parties promise never to file any claim or lawsuit against the other or allow any other party acting on their behalf to file any claim or lawsuit against the other based on any claims that are released in Sections 12 or 13 of this Agreement.

15. Attorney. Executive is hereby advised to consult with an independent attorney of his choosing before signing this Agreement and acknowledges that he has had the benefit of his own, separate counsel in the consideration and negotiation of this Agreement. Each party agrees that it or he is solely responsible for the fees of its or his own attorney in any matters relating to this Agreement.

16. Review Period. Executive understands and agrees that he has been given a period of twenty-one (21) days from December 3, 2004, the date he acknowledges having received this Agreement, or until 5:00 p.m. prevailing Eastern time on December 24, 2004 (the "Review Period") to review and consider this Agreement before signing it. Executive understands that he may use as much or as little of the Review Period as he wishes prior to signing.

17. Revocation; Effective Date. Executive may revoke this Agreement within seven
(7) days of his signing it. Revocation can be made by delivering a written notice of revocation to Company in the manner provided for the giving of notices under this Agreement. For this revocation to be effective, written notice must be received by the Company no later than 5:00 p.m. prevailing Eastern time on December 17, 2004, the seventh (7th) day after Executive has signed the Agreement. If Executive timely revokes this Agreement, it shall not be effective or enforceable and Executive will not receive the any of the payments described in this Agreement. If Executive does not revoke this Agreement by 5:00 p.m. prevailing Eastern time on December 17, 2004, this Agreement shall be fully binding and effective immediately after 5:00 pm. prevailing Eastern time on December 17, 2004 (referred to above as the "Effective Date").

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18. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notice to each party shall be sufficient if given to the following addresses:

If to the Corporation or the Bank:

                            DNB Financial Corporation
                         DNB First, National Association
                               4 Brandywine Avenue
                              Downingtown, PA 19335
              Attention: William S. Latoff, Chief Executive Officer

with a copy to its legal counsel:



                          Stradley Ronon Stevens & Young, LLP
                          30 Valley Stream Parkway
                          Malvern, PA 19355
                          Attention: David F. Scranton, Esquire

If to the Executive:      Henry F. Thorne
                          102 Carleton Road
                          Wallingford, PA 19086-6116



with a copy to his legal counsel:

James M. Penny, Esquire Obermayer Rebmann Maxwell & Hippel, LLP One Penn Center
- 19th Floor 1617 John F. Kennedy Blvd. Philadelphia, PA 19103-1895

Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section, except that any such change of address notice shall not be effective unless and until received.

19. Miscellaneous.

(a) Section Headings. The section and subsection headings in this agreement are used solely for convenience of reference, do not constitute a part of this agreement, and shall not affect its interpretation.

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(b) Controlling Law. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. IN VIEW OF THE FACT HAT EACH OF THE PARTIES HERETO HAS BEEN REPRESENTED BY THEIR OWN COUNSEL AND THIS AGREEMENT HAS BEEN FULLY EGOTIATED BY ALL PARTIES, THE LEGAL PRINCIPLE THAT AMBIGUITIES IN A DOCUMENT ARE CONSTRUED AGAINST THE DRAFTSPERSON OF THAT DOCUMENT SHALL NOT APPLY TO THIS AGREEMENT.

(c) Arbitration. Any claim or controversy arising out of or relating to this Agreement or any breach thereof shall be settled by arbitration. Any such arbitration shall take place in West Chester, Pennsylvania in accordance with the rules of the American Arbitration Association. Judgment upon the written award rendered by a majority of the arbitrators may be entered in the Court of Common Pleas having jurisdiction thereof. The written decision of a majority of the arbitrators shall be valid and binding, final and non-appealable.

(d) Parties Bound; No Third-Party Beneficiaries. This Agreement shall be binding upon, and inure to the benefit of, the respective parties hereto and their heirs, executors, administrators, successors and assigns at law. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any individual or entity other than the parties hereto.

(e) Right of Specific Performance and Other Equitable Remedies. Each party acknowledges that, in the event of the breach of this Agreement, there is no adequate remedy at law, and, in such event, each party shall be entitled to specific performance of the obligations of the breaching party hereunder, in addition to an other equitable rights and remedies.

(f) Entire Agreement. This Agreement constitutes the entire Agreement between and among the parties with respect to its subject matter. No amendment, waiver or termination of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Any written amendment, waiver or termination of this Agreement executed by the Company and Executive shall be binding upon them and upon all other persons, without the necessity of securing the consent of any other person.

(g) Waiver. Except as otherwise expressly set forth herein, no failure of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other rights, power or remedy.

(h) Counterparts. This Agreement may be executed in one or more counterparts, originally or by facsimile transmission, and all such counterparts shall together constitute a single agreement.

[The balance of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have each duly executed this Agreement as of the date first mentioned above.

Witness: DNB FINANCIAL CORPORATION





                                              By:      /s/ William S. Latoff
--------------------------------                       ---------------------
Print Name: ______________________                     William S. Latoff
                                    Chairman

                                              DNB FIRST, NATIONAL ASSOCIATION


                                              By:     /s/ William S. Latoff
--------------------------------                      ---------------------
Print Name: ______________________                     William S. Latoff
                                    Chairman




                                                  /s/ Henry F. Thorne
--------------------------------                  -------------------
Print Name: ______________________            Henry F. Thorne, Individually



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